EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE NEIMAN MARCUS GROUP ANNOUNCES

STRATEGIC ALLIANCE WITH HSBC RETAIL SERVICES

DALLAS, Texas, June 8, 2005 - The Neiman Marcus Group, Inc. (NYSE: NMG.A, NMG.B) (the “Company”) and HSBC-North America’s Retail Services business announced today that they have entered into a strategic alliance to support and enhance the credit operations of the Company and its subsidiaries.

In connection with this transaction, HSBC Retail Services will purchase the private label credit card accounts and related assets of the Company and its subsidiary Bergdorf Goodman, Inc., as well as the outstanding balances associated with such accounts. The total purchase price is comprised of the face value of the receivables and accumulated accounts receivable collections which is estimated to be approximately $640 million as of the closing date. The purchase price includes approximately $527 million in net cash proceeds and the assumption or repayment of approximately $113 million of the Company’s securitization liabilities. In addition, the Company will receive on-going payments related to credit sales generated under the new agreement.

The Company will continue to handle key customer service functions including new account processing, transaction authorization, billing adjustments, collection services and customer inquiries. The Company and HSBC Retail Services will also enter into a long-term relationship, pursuant to which the Company will continue to receive compensation for certain marketing and servicing activities.

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The Neiman Marcus Group Announces Strategic Alliance

June 8, 2005

The Neiman Marcus and Bergdorf Goodman portfolio comprises a total of approximately 3 million accounts.

“We are very excited about our new partnership with HSBC,” said Burt Tansky, President and CEO of the Company. “Our customers can expect the same outstanding customer service they have always received from Neiman Marcus and Bergdorf Goodman, while HSBC will provide us with additional operational and marketing capabilities to support our continued growth.”

“Helping our partners grow through enhanced customer relationships is what drives us at HSBC, and we are looking forward to reinforcing and extending the Neiman Marcus and Bergdorf Goodman brands through every aspect of the private label card programs,” said Joseph Hoff, chief executive officer, HSBC Retail Services. “Our marketing, database analytics and CRM expertise, combined with our investments in technology, allow us to support a positive customer experience across all the critical interactions that the Neiman Marcus Group has with its customers.”

This transaction is expected to close by July 31, 2005, subject to customary regulatory review and closing conditions.

The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

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The Neiman Marcus Group Announces Strategic Alliance

June 8, 2005

HSBC-North America includes all of HSBC’s U.S. and Canadian businesses, including the former Household businesses, and has more than $300 billion in assets. The company’s businesses in North America serve more than 60 million customers in five key areas: personal financial services, consumer finance, commercial banking, private banking and corporate investment banking and markets. HSBC’s Retail Services business is a leading issuer of private label (merchant branded) credit cards in the United States. It provides customized credit card solutions for the world’s premier retailers and manufacturers and has more than 60 active merchant relationships. Financial products and services are offered under the HSBC, HFC and Beneficial brands. For more information, visit: www.hsbcusa.com .

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” These statements are made based on management’s expectations and beliefs concerning future events and are not guarantees of future performance. The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, “luxuries”; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company’s marketing, merchandising and promotional efforts; changes in the Company’s relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company’s financial results or reputation; changes in the Company’s relationships with designers, vendors and other sources of merchandise; the financial viability of the Company’s designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company’s noncontributory defined benefit pension plan; changes in the Company’s relationships with certain of key sales associates; changes in key management personnel; changes in the Company’s proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company’s cost of operations.

These and other factors that may adversely affect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

In connection with the proposed merger between Newton Acquisition Merger Sub, Inc. and the Company pursuant to the Agreement and Plan of Merger, dated as of May 1, 2005, among Newton Acquisition Inc., Newton Acquisition Merger Sub, Inc. and the Company, on May 20, 2005, Neiman Marcus filed a preliminary proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Neiman Marcus at the Securities and Exchange Commission’s web site at http://www.sec.gov.

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The Neiman Marcus Group Announces Strategic Alliance

June 8, 2005

CONTACTS:

Neiman Marcus	HSBC
Stacie Shirley	Kathleen Morrison
Vice President –	Director —
Finance and Treasurer	Public Affairs
(214) 757-2967	(847) 564-6111

Ginger Reeder
Vice President –
Corporate Communications
(972) 969-3213

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